                                                                 EXHIBIT 10.VV


                        EXECUTIVE EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated November 1, 1999 is made and entered into by and between CompuCom Systems, a Delaware corporation ("Employer" or "Company"), and Edward Coleman ("Executive").

                                   Recitals

     Employer desires to employ Executive in an executive capacity in order to provide the necessary leadership and senior management skills that are important to the success of Employer, and Executive desires to accept such employment pursuant to the terms and conditions of this Agreement.

                                   Agreement

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, Employer and Executive intend by this Agreement to specify the terms and conditions of Executive's employment relationship with Employer.

     Section 1.  Term; Employment Commencement Date.

     1.1. The term of employment of Executive shall commence on December 1, 1999 ("Employment Commencement Date") and shall continue until the employment relationship is terminated for reasons outlined in this Agreement.

     Section 2.  General Duties of Employer and Executive.

     2.1. Employer agrees to employ Executive and Executive agrees to accept employment by Employer and to serve Employer in an executive capacity upon the terms and conditions set forth herein. The duties and responsibilities of Executive shall include those described for the particular position held by Executive while employed hereunder in the Bylaws of Employer or other documents of Employer, and shall also include such other or additional duties, for Employer, as may from time-to-time be assigned to Executive by the Board of Directors of Employer or any duly authorized committee thereof. The executive capacity that Executive shall hold while this Agreement is in effect shall be that position as determined by the Board of Directors, or any duly authorized committee thereof, from time to time in its sole discretion. While employed hereunder, the initial position that Executive shall hold (until such time as such position may be changed as aforesaid) shall be the position of Chief Executive Officer.

     2.2. While employed hereunder, Executive shall obey the lawful directions of the Board of Directors of Employer, or any duly authorized committee thereof, and shall use
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his best efforts to promote the interests of Employer and to maintain and to promote the reputation thereof. While employed hereunder, Executive shall devote his full time, efforts, skills and attention to the affairs of Employer in order that he shall faithfully perform his duties and obligations hereunder and such as may be assigned to or vested in him/her by the Board of Directors of Employer, or any duly authorized committee thereof.

     2.3. While this Agreement is in effect, Executive may from time to time engage in any businesses or activities that do not compete directly and materially with Employer, provided that such businesses or activities do not materially interfere with his performance of the duties assigned to him/her in compliance with this Agreement by the Board of Directors of Employer or any duly authorized committee thereof. In any event, Executive is permitted to (i) invest his personal assets as a passive investor in such form or manner as Executive may choose in his discretion, (ii) participate in various charitable efforts, and (iii) serve as a director or officer of any other entity or organization that does not compete with Employer.

     Section 3.  Compensation and Benefits.

     3.1. As compensation for services to Employer, Employer shall pay to Executive, while this Agreement is in effect, a salary at a monthly rate of $44,583.33. Any increases to such rate shall be at the discretion of the Compensation Committee duly elected by the Board of Directors. The salary shall be payable in equal bi-weekly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans. In addition, beginning in 2000, Executive shall be entitled to participate in the Company's Management Incentive Compensation Plan ("MICP) at a rate of 120 % of base salary. This bonus will be subject to the parameters set forth by the Compensation Committee each year and the amount of payment will be determined by such Committee.

     3.2. Upon Executive's furnishing to Employer customary and reasonable documentary support (such as receipts or paid bills) evidencing costs and expenses incurred by him/her in the performance of his services and duties hereunder (including, without limitation, travel and entertainment expenses) and containing sufficient information to establish the amount, date, place and essential character of the expenditure, Executive shall be reimbursed for such costs and expenses in accordance with Employer's normal expense reimbursement policy.

     3.3. As long as this Agreement is in effect, Employer will purchase and maintain for Executive's benefit a guaranteed renewable term life insurance policy having a death benefit of not less than $1 million. Unless prohibited by any policy or plan under which such insurance is provided, Executive will have the right to purchase at Executive's cost additional coverage under such policy or plan. Employer will not permit, even in the event of termination of this Agreement for any reason, any such policy to lapse without offering Executive the opportunity to take up the premium payments and continue the policy in force.

     3.4. Executive shall have the right to participate in any additional compensation, medical and dental insurance plan, 401(k) plan, other benefit, life insurance or other plan or



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arrangement of Employer now or hereafter existing for the benefit of executive officers of Employer.

     3.5. Executive shall be entitled to such vacation (in no event less than three (3) weeks per year), holidays and other paid or unpaid leaves of absence as consistent with Employer's normal policies or as otherwise approved by the Board of Directors.

     3.6. Executive agrees to submit to and Company agrees to pay for one complete physical examination on an annual basis at the Cooper Clinic (or similar medical clinic) in Dallas, Texas.

     3.7. As long as this Agreement is in effect, Employer will purchase and maintain for Executive's benefit a comprehensive long-term disability insurance policy. Employer will not permit, even in the event of termination of this agreement for any reason, any such policy to lapse without offering Executive the opportunity to take up the premium payments and continue the policy in force.

     3.8. On the Employment Commencement Date, Employer will pay Executive a one-time signing bonus in the amount of $100,000, subject to payroll and withholding deductions as may be required by law.

     3.9. Employer will reimburse Executive for his reasonable costs incurred in connection with his relocation from Annapolis, Maryland to the Dallas, Texas area to commence employment as follows:

           (i) his temporary, duplicative housing costs, including rent and utilities, in the Dallas, Texas area until the earlier of six (6) months after the Employment Commencement Date or Executive moves into a new home there.

           (ii) the normal closing costs of buying a new home in the Dallas, Texas area and of selling Executive's home in Annapolis, Maryland;

           (iii) the reasonable cost of moving the household belongings of Executive and his immediate family from Annapolis Maryland to the Dallas, Texas area; and

           (iv) reasonable travel expenses of Executive between Annapolis, Maryland and the Dallas, Texas area, as necessary, for the period of time set forth in clause (i) above.

     3.10. On the Employment Commencement Date, Employer will grant Executive a non-qualified stock option, under the Company's current Option Plan, to purchase 800,000 shares of the Company's common stock, at the exercise price per shall equal to the closing price of the Company's common stock on the Nasdaq National Market system on the Employment Commencement Date. The option will become exercisable for the purchase of the shares in equal increments on each of the first four (4) anniversaries of the date of grant,
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and will expire on the earlier of the tenth anniversary of the date of grant or
(i) immediately upon Executive's voluntary termination of employment with Employer; (ii) immediately upon termination by Employer for "due cause" pursuant to Subsection 5.2; (iii) 90 days after Executive's termination of employment without due cause pursuant to Subsection 5.3 or due to Executive's disability and (iv) 180 days after Executive's death. The option will also contain other customary terms and conditions which shall be reasonably satisfactory to Employer and Executive. In the alternative, at the election of Executive, the entire option will immediately become exercisable on the Employment Commencement Date, and then only if Executive immediately exercises all such options. In such event, the option shares obtained by such exercise will be subject to repurchase at the cost thereof by the Company in the event Executive's employment with the Company terminates for any reason as follows: 100% until one year after the Employment Commencement Date; 75% until two years after the Employment Commencement Date; 50% until three years after the Employment Commencement Date; and, 25% until four years after the Employment Commencement Date. In connection with this accelerated exercise of the entire option, Employer will lend Executive the aggregate option exercise price, pursuant to the terms of a promissory note with a term of 4 years and at an interest rate equal to the rate of Employer for its present lending facility used to fund such note on the date thereof (the "Loan"). The Loan will be secured by a pledge agreement from Executive to Employer under which the option shares will be pledged as collateral for the Loan. The promissory note and the pledge agreement will contain other customary terms and conditions which shall be reasonably satisfactory to Employer and Executive.

     Section 4.  Preservation of Business; Fiduciary Responsibility.

     4.1. Executive shall use his best efforts to preserve the business and organization of Employer, to keep available to Employer the services of present employees and to preserve the business relations of Employer. Executive shall not commit any act, or in any way assist others to commit any act, that would injure Employer. So long as the Executive is employed by Employer, Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

     Section 5. Termination. Employer or Executive may terminate Executive's employment under this Agreement at any time, but only on the following terms:

     5.1. Executive may terminate his employment under this Agreement at any time upon at least thirty (30) days prior written notice to Employer.

     5.2. Employer may terminate Executive's employment under this Agreement at any time, without prior notice, for "due cause" upon the good faith determination by the Board of Directors of Employer that "due cause" exists for the termination of the employment relationship. As used herein, the term "due cause" shall mean any of the following events:

           (i)   any intentional misapplication by Executive of Employer's
     funds, or any other act of dishonesty injurious to Employer committed by Executive; or
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           (ii)  Executive's conviction of a crime involving moral turpitude; or

           (iii) Executive's illegal use or possession of any controlled substance or chronic abuse of alcoholic beverages; or

           (iv) Executive's breach, non-performance or non-observance of any of the terms of this Agreement if such breach, non-performance or non-observance shall continue beyond a period of ten (10) business days immediately after notice thereof by Employer to Executive; or

           (v) any other action by the Executive involving willful and deliberate malfeasance or gross negligence in the performance of Executive's duties.

     5.3. In the event Executive is incapacitated by accident, sickness or otherwise so as to render Executive mentally or physically incapable of performing the services required under Section 2 of this Agreement for a period of one hundred eighty (180) consecutive business days, and such incapacity is confirmed by the written opinion of two (2) practicing medical doctors licensed by and in good standing in the state in which they maintain offices for the practice of medicine, upon the expiration of such period or at any time reasonably thereafter, or in the event of Executive's death, Employer may terminate Executive's employment under this Agreement upon giving Executive or his legal representative written notice at least thirty (30) days' prior to the termination date. Executive agrees, after written notice by the Board of Directors of Employer or a duly authorized committee or officer of Employer, to submit to examinations by such practicing medical doctors selected by the Board of Directors of Employer or a duly authorized committee or officer of Employer.

     5.4. Employer may terminate Executive's employment under this Agreement at any time for any reason whatsoever, even without "due cause," by giving a written notice of termination to Executive, in which case the employment relationship shall terminate immediately upon the giving of such notice.

     Section 6.  Effect of Termination.

     6.1. In the event the employment relationship is terminated (a) by Executive upon thirty (30) days' written notice pursuant to Subsection 5.1 hereof, (b) by Employer for "due cause" pursuant to Subsection 5.2 hereof, or
(c) by Executive breaching this Agreement by refusing to continue his employment and failing to give the requisite thirty (30) days' written notice, all compensation and benefits shall cease as of the date of termination, other than:
(i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Executive that are earned and vested by the date of termination, (ii) Executive's pro rata annual salary through the date of termination, and (iii) those benefits required by law to be made available to terminating employees.
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     6.2.  If Executive's employment relationship is terminated pursuant to
Subsection 5.3 hereof due to Executive's incapacity or death, Executive (or, in the event of Executive's death, Executive's legal representative) will be entitled to those benefits that are provided by retirement and benefits plans and programs specifically adopted and approved by Employer for Executive that are earned and vested at the date of termination and, even though no longer employed by Employer, shall continue to receive salary compensation (payable in the manner as prescribed in the second sentence of Subsection 3.1) for a two year period beginning on the date of termination.

     6.3. If Employer (i) terminates the employment of Executive other than pursuant to Subsection 5.2 hereof for "due cause" or other than for a disability or death pursuant to Subsection 5.3 hereof, (ii) demotes the Executive to a position below the level of the position described in Subsection 2.1 or (iii) decreases Executive's salary below the level or reduces the employee benefits and perquisites below the level provided for by the terms of Section 3 hereof, other than as a result of any amendment or termination of any employee and/or executive benefit plan or arrangement, which amendment or termination is applicable to all qualifying executives of Employer, then such action by Employer, unless consented to in writing by Executive, shall be deemed to be a constructive termination by Employer of Executive's employment (a "Constructive Termination"). In the event of a Constructive Termination, the Executive shall be entitled to receive, in a lump sum within ten (10) days after the date of the Constructive Termination, an amount equal to two years salary. The Company will also provide outplacement assistance to Executive in an amount not to exceed $25,000, if so desired by the Executive.

     6.4. For purposes of this Section 6, the term "salary" shall mean the sum of (i) the annual rate of compensation provided to Executive by Employer under Subsection 3.1 immediately prior to the Constructive Termination plus (ii) the targeted cash annual bonuses or other cash incentive compensation paid to Executive (based upon most recent position) by Employer.

     6.5. In the event of a Constructive Termination, all other rights and benefits Executive may have under the employee and/or executive benefit plans and arrangements of Employer generally shall be determined in accordance with the terms and conditions of such plans and arrangements.

     Section 7.  Covenants of Noncompetition.

     7.1. Executive acknowledges that he has received and/or will receive specialized knowledge and training from Employer during the term of this Agreement, and that such knowledge and training would provide an unfair advantage if used to compete with Employer. In order to avoid such unfair advantage, Executive agrees that while he is employed with Employer and for a period equal to two (2) years after the date of voluntary or involuntary termination of employment, by either party and for any reason described herein (the "Restricted Period"), he shall not, directly or indirectly, individually or as an
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owner, lender, consultant, adviser, independent contractor, employee, partner, officer, director or in any other capacity, alone or in association with other persons or entities, own, assist, finance, participate in or be employed by any business or other endeavor that is in competition with Employer in any business at the time the termination occurs, including, but not limited to, computer resellers, service companies providing the same services as CompuCom, and computer retail companies. Executive also agrees that, for the Restricted Period, he will not, either directly or indirectly, solicit any employee or other independent contractor of the Employer to terminate his employment or contract with the Employer.

     7.2. Executive represents and acknowledges to Employer that his education, experience and/or abilities are such that he can obtain employment in a non-competing business and that enforcement of the terms of this Agreement through temporary and/or permanent injunctive relief will not prevent him/her from earning a livelihood and will not cause an undue hardship upon him/her. Executive hereby acknowledges that $20,000 of his monthly salary described in Subsection 3.1 is paid by Employer in consideration for Executive's agreement to be bound by the non-competition provisions of this Agreement.

     Section 8.  Change in Control.

     8.1. Notwithstanding anything to the contrary in this Agreement, if a "Change in Control" (as defined below) of the Employer occurs and, within six months from the date of the Change in Control, the Executive voluntarily terminates his employment under Subsection 5.1, then the Executive, even though no longer employed by the Employer, shall be entitled to all payments provided in Subsection 6.3, payable in a lump sum within thirty (30) days after the date of termination.

     8.2. If a Change of Control occurs during the course of this Agreement, the Board of Directors will cause to vest, within ten (10) days of the effective date of the Change of Control, all remaining unvested stock options granted to Executive.

     8.3. For the purposes of this Agreement, the term "Change in Control" of the Employer shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than any Employer employee stock ownership plan or the Employer, becomes the beneficial owner (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Employer representing 25% or more of the combined voting power of the Employer's then outstanding securities, (ii) the Board ceases to consist of a majority of Continuing Directors (as defined below) or (iii) a person (as defined in clause (i) above) acquires (or, during the 12-month period ending on the date for the most recent acquisition by such person or group of persons, has acquired) gross assets of Employer that have an aggregate market value greater than or equal to over 50% of the fair market value of all of the gross assets of Employer immediately prior to such acquisition or acquisitions. It is clearly understood, however, that no change of control will be considered as having occurred as long as Safeguard Scientifics, Inc. continues to maintain effective control of the Company, evidenced by their ownership of more than 35% of the outstanding common shares of the Company and/or the effective control of the Board of Directors. It is also understood that the change of control provisions will not become effective if Executive is offered and willingly accepts a position in a newly formed Company in the event a merger occurs.

     8.4. For purposes of this Agreement, a "Continuing Director" shall mean a member of the Board of Directors who either (i) is a member of the Board of Directors at the date of this Agreement or (ii) is nominated or appointed to serve as a director by a majority of the then Continuing Directors.

     8.5. Notwithstanding any other provision of this Agreement, if (a) there is a change in the ownership or effective control of the Employer or (b) in the ownership of a substantial portion of the assets of the Employer within the meaning of Section 280G of the Internal Revenue Code ("Section 280G"), the payments to be paid to the Executive in the nature of compensation to be received by or for the benefit of the Executive and contingent upon such event (the "Termination Payments") would create an "excess parachute payment" within the meaning of Section 280G, then the Employer shall make the Termination Payments in substantially equal installments, the first installment being due within thirty (30) days after the date of termination and each subsequent installment being due on January 31 of each year, such that the aggregate present value of all Termination Payments, whether pursuant to this Agreement or otherwise, will be as close as possible to two times the Executive's base salary and targeted cash bonuses, within the meaning of Section 280G. It is the intention of this Subsection 8.5 to avoid excise taxes on the Executive under
Section 4999 of the Code and the disallowance of a deduction to the Employer pursuant to Section 280G. However, if the Company makes an error which triggers the excise tax, Executive will be entitled to receive a gross up to cover incremental taxes owed due to such error.

     Section 9.  Inventions.

     9.1. Any and all inventions, product, discoveries, improvements, processes, formulae, manufacturing methods or techniques, designs or styles (collectively, "Inventions") made, developed or created by Executive, alone or in conjunction with others, during regular hours of work or otherwise, during the term of Executive's employment with the Employer and for a period of two (2) years thereafter that may be directly or indirectly related to the business of, or tests being carried out by, the Employer, or any of its subsidiaries, shall be promptly disclosed by Executive to Employer and shall be the Employer's exclusive property.

     9.2. Executive will, upon the Employer's request and without additional compensation, execute any documents necessary or advisable in the opinion of the Employer's counsel to direct the issuance of patents to the Employer with respect to Inventions that are to be the Employer's exclusive property under this Section 9 or to vest in the Employer title to such Inventions; the expense of securing any patent, however, shall be borne by the Employer.

     9.3. Executive will hold for the Employer's sole benefit any Invention that is to be the Employer's exclusive property under this Section 9 for which no patent is issued.

     9.4. Executive grants to Employer a royalty-free, nonexclusive irrevocable license for any Inventions developed prior to the employment with the Company that he has not reserved that are used by Executive in the performance of his duties for the Employer. Employee represents and warrants that any work produced by Executive will not, to the best knowledge of Executive, infringe on any other person's or entity's copyright or other proprietary rights, and Employee will hold the Employer harmless from any claims and losses based on such infringements.

     Section 10. No Violation. Executive represents that he is not bound by any agreement with any former employer or other party that would be violated by Executive's work for Employer.

     Section 11.  Confidential and Proprietary Information.

     11.1. Executive acknowledges and agrees that he will not, without the prior written consent of the Employer, at any time during the term of this Agreement or any time thereafter, except as may be required by competent legal authority or as required by the Employer to be disclosed in the course of performing Executive's duties under this Agreement for the Employer, use or disclose to any person, firm or other legal entity, any confidential records, secrets or information related to the Employer or any parent, subsidiary or affiliated person or entity (collectively, "Confidential Information"). Confidential Information shall include, without limitation, information about the Employer's Inventions, customer lists, customer contracts, vendor contracts, and non-public financial information. Executive acknowledges and agrees that all Confidential Information of Employer and/or its affiliates that he has acquired, or may acquire, were received, or will be received in confidence and as a fiduciary of the Employer. Executive will exercise utmost diligence to protect and guard such Confidential Information.

     11.2. Executive agrees that he will not take with him/her upon the termination of this Agreement, any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information.

     Section 12. Return of Employer's Property. Upon the termination of this Agreement or whenever requested by Employer, Executive shall immediately deliver to Employer all property in his possession or under his control belonging to Employer, in good condition, ordinary wear and tear excepted.

     Section 13. Injunctive Relief. Executive acknowledges that the breach, or threatened breach, by the Executive of the provisions of this Agreement shall cause irreparable harm to the Employer, which harm cannot be fully redressed by the payment of damages to the Employer. Accordingly, the Employer shall be entitled, in addition to any other right or remedy it may have at law or in equity, to an injunction enjoining or restraining Executive from any violation or threatened violation of this Agreement.

     Section 14.  Arbitration.

     14.1. As concluded by the parties and as evidenced by the signatures of the parties, any dispute between the parties arising out of any section of this Agreement except Sections 7, 9 and 11, will, on the written notice of one party served on the other, be submitted to arbitration complying with and governed by the provisions of the Texas General Arbitration Act, Articles 224 through 238-20 of the Texas Revised Civil Statutes.

     14.2. Each of the parties will appoint one person as an arbitrator to hear and determine the dispute and if they are unable to agree, then the two arbitrators so chosen will select a third impartial arbitrator whose decision will be final and conclusive upon the parties.

     14.3. The expenses of such arbitration will be borne by the losing party or in such proportion as the arbitrators decide.

     14.4 A material or anticipatory breach of any section of this Agreement shall not release either party from the obligations of this Section 14.

     Section 15.  Miscellaneous.

     15.1. If any provision contained in this Agreement is for any reason held to be totally invalid or unenforceable, such provision will be fully severable, and in lieu of such invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in terms as may be valid and enforceable.

     15.2 All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered mail or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

           if to Employer:
                 7171 Forest Lane
                 Dallas, Texas  75230

                 Attn:  Chief Financial Officer



           if to Executive:
                 J. Edward Coleman
                 1829 Hidden Point Road
                 Annapolis, MD  21401
or to such other names or addresses as Employer or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Subsection 15.2.

     15.3. This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and upon Executive, his heirs, executors, administrators, representatives, legatees and assigns. Executive agrees that his rights and obligations hereunder are personal to him/her and may not be assigned without the express written consent of Employer.

     15.4. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Executive and Employer with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by Employer to execute such document.

     15.5. The laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and Employer and Executive agree that the state and federal courts situated in Dallas County, Texas shall have personal jurisdiction over Employer and Executive to hear all disputes arising under this Agreement. This agreement is to be at least partially performed in Dallas County, Texas, and, as such, Employer and Executive agree that venue shall be proper with the state or federal courts in Dallas County, Texas to hear such disputes. In the event either Employer or Executive is not able to effect service of process upon the other with respect to such disputes, Employer and Executive expressly agree that the Secretary of State for the State of Texas shall be an agent of Employer and/or the Executive to receive service of process on behalf of Employer and/or the Executive with respect to such disputes.

     15.6. Executive and Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

     15.7. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     15.8. If either party should file a lawsuit against the other to enforce any right such party has hereunder, the prevailing party shall also be entitled to recover reasonable attorneys' fees and costs of suit in addition to any other relief awarded such prevailing party.

     15.9. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

     15.10 Executive acknowledges that Executive has had the opportunity to read this Agreement and discuss it with advisors and legal counsel, if Executive has so chosen.


Executive also acknowledges the importance of this Agreement and that Employer is relying on this Agreement in establishing and maintaining an employment relationship with Executive.

     The undersigned, intending to be legally bound, have executed this Agreement on the date first written above.

                                       EMPLOYER:

                                       CompuCom Systems, Inc.



                                       By:  /s/ Harry Wallaesa
                                            ------------------

                                       Its:  Chairman



                                       EXECUTIVE:



                                       /s/ J. Edward Coleman
                                       ---------------------
                                       Edward Coleman